Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BOTTOMLINE TECHNOLOGIES (DE), INC.,

ENGAGEMENT ACQUISITION CORP.,

BANKSIGHT SOFTWARE SYSTEMS, INC.,

and,

SOLELY IN HIS CAPACITY AS COMPANY EQUITYHOLDER REPRESENTATIVE,

BRIAN STONE

Dated as of May 3, 2019

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3.25	Powers of Attorney	29
3.26	Disclosure	29
3.27	Disclaimer of Additional Representations and Warranties	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY		30

4.1	Organization, Standing and Power	30
4.2	Authority; No Conflict; Required Filings and Consents	30
4.3	Brokers’ Fees	31
4.4	Availability of Funds	31

ARTICLE V CONDUCT OF BUSINESS		31

5.1	Operation of Business	31
5.2	Confidentiality	34

ARTICLE VI ADDITIONAL PRE-CLOSING AGREEMENTS		34

6.1	No Solicitation	34
6.2	Stockholder Consent or Approval	34
6.3	Access to Information	35
6.4	Closing Efforts; Legal Conditions to the Merger; Third-Party Consents	35
6.5	Public Disclosure	36
6.6	Notification of Certain Matters	36
6.7	280G Covenant	36
6.8	FIRPTA	37
6.9	Employees	37
6.10	Tax Matters	38

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		38

7.1	Conditions to Obligations of the Buyer and the Transitory Subsidiary	38
7.2	Conditions to Obligations of the Company	40

ARTICLE VIII INDEMNIFICATION		40

8.1	Indemnification by the Company Equityholders	40
8.2	Indemnification Claims	40
8.3	Survival Period	42
8.4	Limitations	43

ARTICLE IX OTHER POST-CLOSING AGREEMENTS		44

9.1	Post-Closing Indemnification	44

ARTICLE X TERMINATION AND AMENDMENT		44

10.1	Termination	44
10.2	Effect of Termination	45
10.3	Fees and Expenses	45
10.4	Amendment	46
10.5	Extension; Waiver	46

ARTICLE XI DEFINITIONS		46

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ARTICLE XII MISCELLANEOUS		59

12.1	Notices	59
12.2	Entire Agreement	60
12.3	Third-Party Beneficiaries	61
12.4	Assignment	61
12.5	Severability	61
12.6	Counterparts and Signature	61
12.7	Interpretation	61
12.8	Governing Law	68
12.9	Remedies	68
12.10	Submission to Jurisdiction	69

Exhibits:

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Written Consent of Stockholders
Exhibit C	Allocation Schedule
Exhibit D	Information Statement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Stock Purchase and Vesting Agreement

Schedules:

Schedule 7.1(j)	Designated Employees
Schedule 7.1(k)	Signatories to Proprietary and Confidential Information, Developments and Non-Solicitation Agreements

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 3, 2019, by and among Bottomline Technologies (de), Inc., a Delaware corporation (the “Buyer”); Engagement Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”); BanksSight Software Systems, Inc., a Delaware corporation (the “Company”); and, solely for purposes of being bound by Section 2.4, Section 2.6, Article VIII, Article X, Article XI and Article XII and solely in such Person’s capacity as the Company Equityholder Representative, Brian Stone (the “Company Equityholder Representative”).

RECITALS

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

WHEREAS, the acquisition of the Company by the Buyer shall be effected through the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the DGCL, as a result of which the Company shall become a wholly owned direct or indirect subsidiary of the Buyer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Buyer to enter into this Agreement, certain Company Employees are entering into agreements with the Buyer regarding retention arrangements, certain of the Company Employees are entering into non-competition and non-solicitation agreements with the Buyer and Buyer and Brian Stone are entering into a Stock Purchase and Vesting Agreement pursuant to which the Buyer shall acquire all of the Company Stock owned by Brian Stone for a combination of cash and restricted stock of the Buyer;

WHEREAS, the parties intend that, as soon as practicable following the execution of this Agreement, and as a condition to the willingness of the Buyer and the Company to enter into this Agreement, Company Stockholders will cause written consents to approve the transactions contemplated by this Agreement to be executed by themselves or by their proxy holders; and

WHEREAS, the parties intend to execute this Agreement under seal;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary, the Company, and (solely for purposes of being bound by Section 2.4, Section 2.6, Article VIII, Article X, Article XI and Article XII and solely in such Person’s capacity as the Company Equityholder Representative) the Company Equityholder Representative agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare or cause to be prepared the Certificate of Merger, and, immediately following the Closing, the Surviving Corporation shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL in order to give effect to the Merger. The Merger shall become effective at the Effective Time.

1.2 Closing; Actions at the Closing.

(a) The Closing shall take place at 10:00 a.m., Eastern time, on the Closing Date at the offices of Buyer, unless another date, place or time is agreed to in writing by the Buyer and the Company.

(b) At the Closing:

(i) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 7.1;

(ii) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 7.2;

(iii) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger; and

(iv) the Buyer or the Surviving Corporation shall authorize and instruct the Paying Agent to deliver the Payment Fund in accordance with Section 2.2.

1.3 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company and (b) the Company Certificate of Incorporation shall be amended and restated in its entirety to read as set forth on Exhibit A. In addition, the Buyer shall cause the by-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the by-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

1.5 Additional Action. The Surviving Corporation may, at any time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary in order to consummate and give effect to the transactions contemplated by this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Company, any holder of Company Stock or any other Person:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock, $0.001 par value per share, of the Transitory Subsidiary that is issued and outstanding as of immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Series Seed Preferred Stock. Each share of Company Stock that is owned by the Company as treasury stock and each share of Company Series Seed Preferred Stock that is owned by the Buyer, the Transitory Subsidiary or any other wholly-owned direct or indirect subsidiary of the Buyer as of immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment or consideration shall be delivered in exchange therefor.

(c) Conversion of Company Stock.

(i) Each share of Company Series Seed Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (A) shares of Company Series Seed Preferred Stock referenced in Section 2.1(b) and (B) Dissenting Shares) shall be converted into the right of the holder thereof to receive the Series Seed Liquidation Amount.

(ii) Each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (A) shares of Company Common Stock referenced in Section 2.1(b) and (B) Dissenting Shares) shall be converted into the right of the holder thereof to receive the Per Share Common Stock Closing Consideration.

(d) Closing Payment Certificate; Closing Date Payments.

(i) The Company has delivered to the Buyer the Closing Payment Certificate.

(ii) On the Closing Date, the Buyer shall pay or deliver to the Paying Agent, by wire transfer of immediately available funds, the Aggregate Cash Closing Consideration payable to the holders of Company Stock pursuant to Section 2.1.

(iii) The Buyer shall instruct the Paying Agent to (as promptly as practical after receipt of the Payment Fund) pay to those Company Stockholders who have submitted, at least two (2) Business Days prior to the Closing, a duly completed and executed Letter of Transmittal and any stock certificates required pursuant to the Letter of Transmittal (together with any other documents or information required by the Letter of Transmittal or Section 2.2), the portion of the Aggregate Closing Consideration that is allocated to such holder on the Allocation Schedule.

(e) Certain Adjustments to Per Share Amounts. All per share amounts payable to the Company Equityholders pursuant to this Article II shall be adjusted, as applicable and appropriate, to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Stock), reorganization, recapitalization or other like change with respect to Company Stock occurring (or for which a record date is established) after the date of this Agreement and prior to the Effective Time.

2.2 Payment Fund. The procedures for exchanging outstanding shares of Company Stock for the consideration to be paid to the holders of such Company Stock in connection with the Merger are as follows:

(a) Paying Agent. At or prior to the Effective Time, the Buyer shall (in accordance with Section 2.1(d)(ii)(B)) deposit the Payment Fund with the Paying Agent for payment to the Company Stockholders in accordance with this Section 2.2 and the Allocation Schedule. The Payment Fund shall be invested by the Paying Agent as directed by the Buyer. The Payment Fund shall not be used for any purpose other than as specified in this Section 2.2(a).

(b) Exchange Procedures. Promptly after the Effective Time, the Buyer shall cause the Paying Agent to mail to each holder of record of Company Stock (i) a Letter of Transmittal and (ii) instructions for effecting the surrender of such Company Stock in exchange for the applicable portion of the Aggregate Closing Consideration that is or may become payable with respect thereto pursuant to the terms of this Agreement. Upon proper surrender of Company Stock for cancellation to the Paying Agent and delivery of a duly completed and executed Letter of Transmittal, the holder of such Company Stock shall be entitled to receive in exchange therefor the Closing Stock Consideration payable in respect of the shares of Company Stock represented by such Company Stock, as determined in accordance with Section 2.1 and reflected on the Allocation Schedule. If payment in respect of any Company Stock is to be made to a Person other than the Person in whose name such Company Stock is registered, it shall be a condition of payment that the Person requesting such payment shall have established to the satisfaction of the Buyer and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Company Stock have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), all Company Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Closing Stock Consideration. Holders of Company Stock shall not be entitled to receive any portion of the Aggregate Closing Consideration to which they would otherwise be entitled until such Letter of Transmittal is submitted.

(c) No Further Ownership Rights in Company Stock. All consideration paid following the surrender for exchange of Company Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding as of immediately prior to the Effective Time. If, after the Effective Time, shares of Company Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.2(e).

(d) Termination of Payment Fund. Any amount deposited with the Paying Agent that remains undistributed to the holders of Company Stock until twelve (12) months after the Effective Time shall be delivered to the Buyer (subject to abandoned property, escheat or similar Law), upon demand, and any holder of Company Stock who is entitled to such amount under this Section 2.2 shall (subject to Section 2.2(e)) be entitled to seek payment of such amount from the Buyer only as a general creditor thereof.

(e) No Liability. To the extent permitted by applicable Law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Company Equityholder for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any shares of Company Stock shall not have been exchanged prior to four (4) years after the Effective Time (or immediately prior to such earlier date on which the related consideration payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.3 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive any portion of the Aggregate Closing Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive any portion of the Aggregate Closing Consideration otherwise payable in respect thereof pursuant to this Agreement, without interest thereon, upon delivery of the Letter of Transmittal.

(c) The Company shall give the Buyer (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not settle or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such settlement, payment or settlement offer.

2.4 Company Equityholder Representative.

(a) By their execution of this Agreement or the Letter of Transmittal, approval of the Merger and adoption of this Agreement and/or their acceptance of any consideration pursuant to this Agreement, the Company Equityholders hereby irrevocably (subject only to Section 2.4(e)) appoint the Company Equityholder Representative as the representative, attorney-in-fact and agent of the Company Equityholders in connection with the transactions contemplated by this Agreement and the Paying Agent Agreement and in any litigation or arbitration involving this Agreement or the Paying Agent Agreement. In connection therewith, the Company Equityholder Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Company Equityholder Representative shall deem necessary or appropriate, and shall have the power and authority to:

(i) act for some or all of the Company Equityholders with regard to all matters pertaining to this Agreement or the Paying Agent Agreement;

(ii) act for the Company Equityholders to transact matters of litigation;

(iii) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Company Equityholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Paying Agent Agreement, including delivering any update to or correction, amendment or modification of the Allocation Schedule permitted by Section 2.7(a);

(iv) receive funds, make payments of funds, and give receipts for funds;

(v) do or refrain from doing, on behalf of the Company Equityholders, any further act or deed that the Company Equityholder Representative deems necessary or appropriate in the Company Equityholder Representative’s discretion relating to the subject matter of this Agreement or the Paying Agent Agreement, in each case as fully and completely as the Company Equityholders could do if personally present;

(vi) give and receive all notices required to be given or received by the Company Equityholders under this Agreement or the Paying Agent;

(vii) give any written direction to the Paying Agent;

(viii) agree to, negotiate and/or comply with the determination of the actual Company Transaction Expenses pursuant to Section 2.6;

(ix) agree to, negotiate, enter into settlements, releases and compromises and/or comply with arbitration awards and court orders with respect to claims for indemnification made by the Buyer under Article VIII and other disputes hereunder; and

(x) receive service of process in connection with any claims under this Agreement and/or the Paying Agent Agreement.

(b) All decisions and actions of the Company Equityholder Representative on behalf of the Company Equityholders shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Company Equityholders, and no Company Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Company Equityholder Representative shall not be paid any fee for services to be rendered hereunder. In no event shall the Buyer or the Surviving Corporation (or any of their respective Affiliates) be obligated to reimburse the Company Equityholder Representative for any expenses incurred by the Company Equityholder Representative.

(d) The Company Equityholder Representative shall act for the Company Equityholders on all of the matters set forth in this Agreement and the Paying Agent Agreement in the manner the Company Equityholder Representative believes to be in the best interest of the Company Equityholders. The Company Equityholder Representative is authorized to act on behalf of the Company Equityholders notwithstanding any dispute or disagreement among the Company Equityholders. In taking any action as Company Equityholder Representative, the Company Equityholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person whom the Company Equityholder Representative reasonably believes to be authorized thereunto. The Company Equityholder Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Company Equityholder Representative shall not be liable to any Company Equityholder for anything done, omitted or suffered in good faith by the Company Equityholder Representative based on such advice. The Company Equityholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Company Equityholder Representative. The Company Equityholder Representative shall not have any liability to any of the Company Equityholders for any act done or omitted hereunder as Company Equityholder Representative while acting in good faith. The Company Equityholder

Representative shall be indemnified by the Company Equityholders from and against any loss, liability or expense incurred in good faith on the part of the Company Equityholder Representative and arising out of or in connection with the acceptance or administration of the Company Equityholder Representative’s duties hereunder.

(e) In the event the Company Equityholder Representative becomes unable to perform the Company Equityholder Representative’s responsibilities hereunder or resigns from such position, the Company Equityholders (acting by a written instrument signed by holders of Company Stock who held, as of immediately prior to the Effective Time, a majority (by voting power) of the then outstanding shares of Company Stock) shall select another representative to fill the vacancy of the Company Equityholder Representative, and such substituted representative shall be deemed to be the Company Equityholder Representative for all purposes of this Agreement. The Company Equityholder Representative may be removed only upon delivery of written notice to the Buyer signed by Persons who, as of immediately prior to the Effective Time, held a majority (by voting power) of the then outstanding shares of Company Stock; provided that no such removal shall be effective until such time as a successor Company Equityholder Representative shall have been validly appointed hereunder. The Company Equityholder Representative shall provide the Buyer prompt written notice of any replacement of the Company Equityholder Representative, including the identity and address of the new Company Equityholder Representative.

(f) For all purposes of this Agreement:

(i) the Buyer shall be entitled to rely conclusively on the instructions and decisions of the Company Equityholder Representative as to the settlement of any disputes or claims under this Agreement, or any other actions required or permitted to be taken by the Company Equityholder Representative hereunder, and no party hereunder or any Company Equityholder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Company Equityholder Representative;

(ii) the provisions of this Section 2.4 are independent and severable, are irrevocable (subject only to Section 2.4(e)) and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Equityholder may have in connection with the transactions contemplated by this Agreement; and

(iii) the provisions of this Section 2.4 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Equityholder, and any references in this Agreement to a Company Equityholder shall mean and include the successors to the rights of each applicable Company Equityholder hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

2.5 Treatment of Company Equity Awards and Company Warrants.

(a) Company Equity Awards. At the Effective Time, each Company Equity Award that is then outstanding shall be cancelled and shall cease to exist and no payment or consideration shall be delivered in exchange therefor. Promptly after the date hereof, the Company shall provide to each holder of Company Equity Awards a letter describing the treatment of such Company Equity Awards pursuant to this Section 2.5(a). The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Equity Awards contemplated by this Section 2.5(a), including obtaining the consent from each holder of any Company Equity Award (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

(b) Company Warrants. At the Effective Time, each Company Warrant that is then outstanding shall be cancelled and shall cease to exist and no payment or consideration shall be delivered in exchange therefor. As soon as practicable following the execution of this Agreement, the Company shall mail to each holder of a Company Warrant a letter describing the treatment of such Company Warrant pursuant to this Section 2.5(b).

2.6 Closing Bonus Payments. The Company shall be permitted to establish a bonus plan pursuant to which up to $350,000 may be paid to Company Employees at the Closing, the cost of which bonuses shall be paid by the Buyer.

2.7 Allocation Schedule.

(a) The Company has delivered to the Buyer and the Paying Agent the Allocation Schedule, which sets forth a true, correct and complete summary of the allocation of the amounts payable to the Company Equityholders pursuant to this Agreement. The Buyer shall be entitled to rely conclusively on the Allocation Schedule and, as between the Company Equityholders, on the one hand, and the Buyer and the Surviving Corporation, on the other hand, any amounts delivered by the Buyer to any Company Equityholder (or delivered by the Buyer to the Paying Agent for delivery) in accordance with the Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Company Equityholder in full satisfaction of the obligations of the Buyer and the Surviving Corporation under this Article II.

(b) The Paying Agent shall disburse the Payment Fund in accordance with the Allocation Schedule and the Letters of Transmittal; provided; however, that in the event the Buyer, prior to the Closing, acquires any shares of Company Common Stock from any holder thereof listed on the Allocation Schedule, the consideration payable to such holder set forth on the Allocation Schedule shall be returned to Buyer.

2.8 Withholding Rights. The Buyer, the Company and the Paying Agent will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Company Stockholders and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as Disclosed in the Company Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III. The disclosures in any section or paragraph of the Company Disclosure Schedule that are properly Disclosed shall qualify only (a) the corresponding section or paragraph in this Article III and (b) other sections or paragraphs in this Article III to the extent that it is clear from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

3.1 Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction Disclosed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of its Organizational Documents. The Company is not in default under or in violation of any provision of its Organizational Documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 24,000,000 shares of Company Common Stock and 10,871,464 shares of Company Preferred Stock, of which 10,871,464 shares are designated as Company Series Seed Preferred Stock. As of the date of this Agreement, there are (i) outstanding 7,487,082 shares of Company Common Stock and 10,082,403 shares of Company Series Seed Preferred Stock and (ii) no shares of Company Stock held in treasury.

(b) Section 3.2(b) of the Company Disclosure Schedule Discloses a list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than shares of Company Common Stock) the number of shares of Company Common Stock (if any) into which such shares are convertible. All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.

(c) Section 3.2(c) of the Company Disclosure Schedule Discloses a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Stock issued to date under such Company Stock Plan and the number of shares of Company Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Stock reserved for future issuance under such Company Stock Plan, (ii) all holders of outstanding Company Options, indicating with respect to each Company Option, the Company Stock Plan under which it was granted, the number of shares of Company Stock subject to such Company Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), (iii) all other outstanding Company Equity Awards, indicating, with respect to each such award, the name of the holder thereof, the Company Stock Plan under which it was granted, the number and class or series of shares of Company Stock subject to such award, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto, whether under any award, a Company Stock Plan or any other agreement, plan or arrangement), and (iv) all holders of outstanding Company Warrants, indicating, with respect to each Company Warrant, the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Company Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Company Options and all agreements evidencing Company Warrants.

(d) Except as Disclosed in Section 3.2(c) of the Company Disclosure Schedule, (i) there are no Equity Interests of any class of the Company, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other Equity Interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other Equity Interests, or obligating the Company to grant, extend, otherwise modify or amend or enter into any such option, warrant, Equity Interest, call, right, commitment or agreement, (iii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Equity Interests of the Company any evidences of Indebtedness or assets of the Company, and (iv) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Equity Interests or to pay any dividend or to make any other distribution in respect thereof. Except as Disclosed in this Section 3.2, as of the date of this Agreement, the Company does not have any outstanding equity compensation or equity-based compensation.

(e) Except as Disclosed in Section 3.2(e) of the Company Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the capital stock of the Company.

(f) The Allocation Schedule sets forth a true, correct and complete summary of the allocation of the amounts payable to the Company Equityholders pursuant to this Agreement.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule Discloses: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and, where applicable in the jurisdiction of formation, in good standing under the Laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and, where applicable in the jurisdiction of operation, is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), claims, Liens, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no forms of equity or equity-based compensation or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c) The Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in, or any obligation to providing funding to, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their respective obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby and, subject to obtaining the Company Stockholder Approval, which is the only approval required from the Company Stockholders, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by the Company and constitutes or will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(b) On the date hereof, the Company shall deliver to each Company Equityholder the Information Statement and not less than five (5) Business Days prior to such delivery, the Company delivered a draft thereof to the Buyer. Such Information Statement (in the form in which it will be delivered to the Company Equityholders) will comply with the requirements of Section 6.2. A true, correct and complete copy of such Information Statement (in the form in which it will be delivered to the Company Equityholders) has been delivered by the Company to the Buyer.

(c) Subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Company of this Agreement or any other agreement contemplated hereby, nor the performance by the Company of its obligations hereunder or thereunder, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Organizational Documents of the Company, each as amended or restated to date, or the Organizational Documents of any Subsidiary, each as amended or restated to date, (ii) require on the part of the Company, any Subsidiary or any Company Stockholder any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any Subsidiary are subject, (iv) result in the imposition of any Lien upon any assets of the Company or any Subsidiary or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets, except in the case of the foregoing clauses (iii), (iv) and (v) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

(d) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business and except for any consent, approval, license, permit, order, authorization, registration, declaration, notice or filing, the failure of which to obtain, submit or file, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

3.5 Financial Statements.

(a) The Company has provided to the Buyer the Company Financial Statements. The Company Financial Statements (i) comply in all material respects as to form with all applicable accounting requirements and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Company Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

(b) Each of the Company Financial Statements fairly presents in all material respects the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and the Subsidiaries. The accruals for deferred revenue, vacation expenses, severance payments and Taxes are accounted for on the Most Recent Balance Sheet and are adequate in all material respects and properly reflect the expenses associated therewith in accordance with GAAP.

(c) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.6 Absence of Certain Changes. Since December 31, 2018, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect, (b) the Company and the Subsidiaries have conducted their businesses in the Ordinary Course of Business and (c) neither the Company nor any Subsidiary has taken any of the actions set forth in clauses (a) through (r) of Section 5.1.

3.7 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 3.7 of the Company Disclosure Schedule, (b) liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

3.8 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records in all material respects of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and the Subsidiaries and have been maintained in accordance with good business and bookkeeping practices. Section 3.8 of the Company Disclosure Schedule Discloses all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

3.9 Tax Matters.

(a) Each of the Company and the Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Laws. Each of the Company and the Subsidiaries have paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid income and other material Taxes of the Company and each Subsidiary (i) for Tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and (ii) for Tax periods through the Closing Date, do not exceed that reserve as adjusted for the passage of time through the Closing

Date in accordance with GAAP. All unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business.

(b) All Taxes that the Company or any Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of the Company and any Subsidiary has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any Company Employee, independent contractor, creditor, or other third party.

(c) The Company made available to the Buyer (i) complete and correct copies of all income and all other material Tax Returns of the Company and any Subsidiary for all taxable periods for which the statute of limitations remains open, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations on assessments has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of the Company or any Subsidiary.

(d) No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. No deficiencies for Taxes of the Company or any Subsidiary have been claimed, proposed or assessed in writing, or to the Knowledge of the Company, otherwise by any Governmental Entity. Neither the Company nor any Subsidiary has been informed in writing or to the Knowledge of the Company, otherwise by any jurisdiction in which the Company or any Subsidiary does not file a Tax Return that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any Subsidiary has executed or filed any power of attorney with any taxing authority, which is still in effect (other than authorizations to contact Tax Return preparers that were included in Tax Returns filed by the Company and its Subsidiaries).

(e) Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment, or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(f) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section

481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law) made on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date outside the Ordinary Course of Business, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date outside the Ordinary Course of Business, or (v) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date. None of the Company or any of its Subsidiaries has made an election under Section 965(h) of the Code.

(g) There are no Liens with respect to Taxes upon any of the assets of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable or being contested in good faith through appropriate proceedings for which adequate reserves have been accrued in accordance with GAAP.

(h) Neither the Company nor any Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local Law. Each of the Company and the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d)(1)(B) of the Code.

3.10 Assets.

(a) The Company or the applicable Subsidiary is the true and lawful owner of, and has good title to, all of the material assets (tangible or intangible) purported to be owned by the Company or such Subsidiary, free and clear of all Liens.

(b) Section 3.10(b) of the Company Disclosure Schedule Discloses individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries.

3.11 Owned and Leased Real Property.

(a) Neither the Company nor any Subsidiary owns, or has ever owned, any real property.

(b) Section 3.11(b) of the Company Disclosure Schedule Discloses all Leases. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto;

(ii) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(iii) none of the Company, any Subsidiary or, to the Knowledge of the Company, any other party, is, in any material respect, in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease; and

(iv) the Company Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term, to the extent required by the Lease.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule Discloses all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded. To the Knowledge of the Company, all Company Registrations (excluding applications) are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company, and there are no Liens on any of the Company Registrations.

(b) The Company has no Knowledge of any information that would preclude the Company or any Subsidiary from having clear title to the Company Registrations or affecting the patentability, validity or enforceability of any Company Registrations.

(c) Each item of Company Intellectual Property will be owned or available for use by the Buyer or a subsidiary of the Buyer following the Closing on the same terms and conditions as it was immediately prior to the Closing. The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently by the Company and the Subsidiaries, (ii) to Exploit the Internal Systems as they are currently used by the Company and the Subsidiaries and (iii) otherwise to conduct the business of the Company and the Subsidiaries in the manner currently conducted by the Company and the Subsidiaries. A true and complete list of all Customer Offerings is Disclosed in Section 3.12(c)(i) of the Company Disclosure Schedule, and all Internal Systems that are material to the business of the Company or any of the Subsidiaries are Disclosed in Section 3.12(c)(ii) of the Company Disclosure Schedule.

(d) The Company or the appropriate Subsidiary, as applicable, has taken commercially reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each Subsidiary has complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made in writing or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary, or (ii) material breach of the Company’s or any Subsidiary’s security procedures wherein material confidential information has been disclosed to a third Person. The Company and the Subsidiaries have not licensed to any third party the trademarks and service marks owned by the Company and/or the Subsidiaries.

(e) None of the Customer Offerings, or the Exploitation thereof by the Company or the Subsidiaries infringes or violates, or constitutes a misappropriation of, or in the past has infringed or violated, or constituted a misappropriation of, any Intellectual Property rights of any third party. In each case to the Knowledge of the Company, none of the Internal Systems, or the Company’s or any Subsidiary’s past or current Exploitation thereof, or any other activity undertaken by the Company or the Subsidiary in connection with their business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 3.12(e) of the Company Disclosure Schedule Discloses any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required by, or is available for license to, the Company), received in writing by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any outstanding request or demand for indemnification or defense received by the Company or any Subsidiary from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation. For the avoidance of doubt, this Section 3.12(e) is the only representation and warranty made by the Company or the Subsidiaries with respect to third party Intellectual Property infringement.

(f) To the Knowledge of the Company, no Person (including any Company Employee or current or former consultant of the Company or the Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any of the Company Licensed Intellectual Property that is exclusively licensed to the Company or any Subsidiary.

(g) Section 3.12(g) of the Company Disclosure Schedule Discloses each license, covenant or other agreement pursuant to which the Company or any Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past or existing Company Intellectual Property other than agreements granting non-exclusive rights to use object code or online versions of Customer Offerings. Except as Disclosed in Section 3.12(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights except as part of agreements under which the Company or a Subsidiary grants non-exclusive rights to use object code or online versions of Customer Offerings. Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h) Section 3.12(h) of the Company Disclosure Schedule Discloses (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or any Subsidiary Exploits such materials (excluding currently-available, off-the-shelf Software programs that are part of the Internal Systems and are licensed by the Company or any Subsidiary pursuant to standard “shrink wrap” or open source licenses, the total fees associated with which are less than $5,000 per year) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company or any Subsidiary from third parties other than pursuant to the license agreements Disclosed in Section 3.12(h) of the Company Disclosure Schedule.

(i) Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including any Company Employee or any current or former contractor of the Company or any Subsidiary) of, the Company Source Code to any Person that is not an Affiliate, employee or agent of the Company, except pursuant to the agreements Disclosed in Section 3.12(i) of the Company Disclosure Schedule, and the Company and the Subsidiaries have taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, the Subsidiaries, their escrow agent(s) or any other Person to any third party.

(j) All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems that have not been licensed from third parties have been designed, authored, tested and debugged by regular Company Employees within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary.

(k) Section 3.12(k) of the Company Disclosure Schedule Discloses all Open Source Materials that the Company or the Subsidiaries have incorporated or embedded in the Company Offerings and identifies the license agreement under which the Company or the

Subsidiaries acquired rights in such Open Source Materials. No Company Offerings are distributed or used with any Open Source Materials in a manner which requires, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (w) made available, disclosed or distributed in source code form, (x) licensed for the purpose of making derivative works, (y) redistributable at no charge or minimal charge, or (z) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind.

(l) Each Company Employee and each current or former independent contractor of the Company or any Subsidiary involved in the development, maintenance, testing, sale, promotion or service of the Company Offerings has executed a valid, binding and enforceable written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such Company Employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein.

(m) To the Knowledge of the Company, the Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that are intended to impair their intended performance or otherwise designed to permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company and the Subsidiaries have not received any material warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as Disclosed in Section 3.12(m) of the Company Disclosure Schedule.

(n) The Company and the Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith. No university or Governmental Entity has sponsored any research or development conducted by the Company or any Subsidiary, or has any claim of right or ownership of or Lien on any Company Owned Intellectual Property or any Company Licensed Intellectual Property that is, or is purported to be, exclusively licensed to the Company or any Subsidiary.

(o) Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will result in (i) a material breach of or default under any agreement governing any Company Intellectual Property, (ii) a material impairment of the rights of the Buyer following the Closing in or to any Company Intellectual Property or portion thereof, (iii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien on, any Company Intellectual Property, or (iv) the Company being obligated to pay any penalty or new or increased royalty or fee to any Person under any agreement governing any Company Intellectual Property or (v) the

Buyer or any of the Buyer’s Affiliates being (A) bound by or subject to any noncompete or licensing obligation or covenant not to sue or (B) obligated to license any of its Intellectual Property (or obligated not to assert its Intellectual Property) to or against any Person.

3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule Discloses the following agreements (each a “Contract”) to which the Company or any Subsidiary is a party:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than two (2) years, (B) which involves more than the sum of $10,000, or (C) in which the Company or any Subsidiary has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement providing for any royalty, milestone or similar payments by the Company (excluding software license and software maintenance fees payable in the Ordinary Course of Business);

(iv) any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness;

(v) any employment or individual consulting agreement, other than offer letters without severance rights or a required notice period of greater than 30 days prior to the termination of such agreement;

(vi) any agreement, plan, policy, or arrangement providing severance, retention compensation, or change in control or transaction-related compensation;

(vii) any agreement involving any current or former officer, director or stockholder of the Company or any Affiliate thereof;

(viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(ix) any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(x) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party including against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights (but excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xi) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of the Subsidiaries or the Buyer or any of its subsidiaries as currently conducted;

(xii) any agreement that would entitle any third party to receive a license or any other right to Intellectual Property of the Buyer or any of the Buyer’s Affiliates (excluding the Company and the Subsidiaries) following the Closing; and

(xiii) any agreement that, following the Closing, would bind or purport to bind the Buyer or any of its Affiliates (excluding the Company and the Subsidiaries).

(b) The Company has delivered to the Buyer a complete and accurate copy of each Contract (as amended to date). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party, is, in any material respect, in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company, any Subsidiary or, to the Knowledge of the Company, any other party under such Contract.

(c) Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be Disclosed in Section 3.13(a) of the Company Disclosure Schedule under the terms of Section 3.13(a). Neither the Company nor any Subsidiary is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.

3.14 Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened with respect to, against or affecting the Company or any Subsidiary or any current or former officer, director, employee, consultant, agent or stockholder of the Company or any Subsidiary in its, his or her capacity as such, and no notice of any Legal Proceeding involving or relating to the Company or any Subsidiary, whether pending or threatened, has been received by the Company or any Subsidiary. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) against the Company or any Subsidiary.

3.15 Environmental Matters. The Company and the Subsidiaries have complied with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened Legal Proceeding relating to any Environmental Law involving the Company or any Subsidiary.

3.16 Labor and Employment.

(a) Section 3.16(a) of the Company Disclosure Schedule Discloses all Company Employees, along with the position, location, date of hire, annual rate of compensation (or with respect to Company Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave). Section 3.16(a)(ii) of the Company Disclosure Schedule Discloses all bonuses earned by any Company Employee through the Closing Date that are unpaid as of the Closing Date and the amounts of accrued vacation or paid time off, accrued sick time, the amount of such liabilities as of February 28, 2019 and the Company policies with respect to the foregoing. Each Company Employee in the U.S. is retained at-will and, except as set forth on Section 3.15(a)(iii) of the Company Disclosure Schedule, none of such U.S. Company Employees is a party to an employment agreement or contract with the Company or any Subsidiary that provides for severance rights or a required notice period of greater than 30 days prior to the termination of such arragnement. To the Knowledge of the Company, no key Company Employee or group of Company Employees has any plans to terminate employment with the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has breached or violated in any material respect any applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), equal pay or pay equity, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, privacy, unlawful harassment, retaliation, whistleblowing, wrongful discharge or violation of the personal rights of Company Employees or prospective employees, equal opportunity/affirmative action, plant closure or mass layoff issues, or unemployment insurance. No Company Employee has made a written complaint of discrimination, harassment, retaliation or similar wrongdoing.

(c) Neither the Company nor any Subsidiary has ever been party to or bound by any trade union agreement, industry or national labor agreement, works council, employee representative agreement, or information or consultation agreement. No consent of, consultation with, or the rendering of formal advice by, any trade union, works council or other employee representative body is required for the Company or any Subsidiaries to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement.

(d) Section 3.16(d) of the Company Disclosure Schedule Discloses all consultants and independent contractors currently engaged by either the Company or any Subsidiary, along with the position, date of retention and rate of remuneration for each such Person. Each such consultant or independent contractor is engaged through written agreements between the Company or a Subsidiary or through a staffing agency that treats such consultant or independent contractor as employees of the agency. Neither the Company nor any Subsidiary has incurred, and no circumstances exist under which the Company or any Subsidiary could incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

(e) The Company has made available to the Buyer a true, correct and complete list of all current Company Employees working in the United States who are not citizens or permanent residents of the United States that indicates visa, work authorization, and green card status and the date their work authorization is scheduled to expire. All other current Company Employees employed in the United States are citizens or permanent residents of the United States. Each current Company Employee working in a country other than one of which such Company Employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Law that permits him or her to be employed lawfully by the Company or the applicable Subsidiary in the country in which he or she is so employed.

(f) The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from Company Employees in all material respects and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(g) There is no term of employment for current Company Employees working outside the United States that provides that the transactions contemplated by this Agreement shall entitle such individual to treat such transactions as a breach of any Contract or as good reason under any such Contract for such individual to end the employment relationship.

3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule Discloses all Company Plans as to which the Company or any Subsidiary has actual or potential liability, together with any other Company Plans maintained since inception by the Company or any Subsidiary.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has met its obligations in all material respects with respect to each Company Plan and has timely made all required contributions thereto. Each Company Plan and the Company and its

Subsidiaries with respect to each Company Plan comply and have complied in all material respects with the applicable provisions of ERISA and the Code and other applicable Law.

(c) Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained, contributed to, or had any actual or potential liability with respect to, an Employee Benefit Plan that was ever subject to Section 401(k) or 412 of the Code or Title IV of ERISA.

(d) All group health plans of the Company, any Subsidiary and any ERISA Affiliate comply and have complied in all material respects with the requirements of COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”), and any other comparable domestic or foreign Laws. No current or former employee, officer, director, or manager (or beneficiary of any of the foregoing) of the Company or any Subsidiary is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as required by applicable Law or as cash severance, and there have been no written or oral commitments inconsistent with the foregoing.

(e) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, any ERISA Affiliate, or any plan participant to any material fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or any other applicable Law.

(f) Each Company Plan is amendable and terminable unilaterally by the Company and any Subsidiary that is a party thereto or covered thereby at any time without liability or expense to the Company, any Subsidiary or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto).

(g) Except as expressly contemplated by this Agreement, no Company Plan or other contract, agreement, plan or arrangement covering any one or more individuals contains any provision or is subject to any applicable Law that, in connection with the Merger or any of the other transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event, would (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any Indebtedness, (v) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made), or (vi) promise or provide any Tax gross ups or indemnification, whether under Sections or 4999 of the Code or otherwise. The Company has made available to the Buyer all information necessary to calculate accurately any payment that may be a “parachute payment” under Section 280G of the Code in connection with the Merger or any of the other transactions contemplated by this Agreement in the absence of the stockholder vote pursuant to Section 6.7 of this Agreement.

(h) There are no loans or extensions of credit from the Company, any Subsidiary or any ERISA Affiliate to any Company Employee or any independent contractor to the Company or any Subsidiary (other than advances of business expenses in the Ordinary Course of Business). There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any Company Employee or on any Company Stockholder.

(i) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been in documentary compliance with Section 409A of the Code and IRS Notice 2005-1.

(j) Each International Employee Plan (i) has been maintained and administered in all material respects in accordance with its terms and with all applicable Laws, (ii) if intended to qualify for special Tax treatment, meets and has met all requirements for such treatment, (iii) is fully funded, and (iv) if required to be registered, has been registered with the appropriate Governmental Entities and in all material respects has been maintained in good standing with the appropriate Governmental Entities. No International Employee Plans are defined benefit type pension plans.

3.18 Compliance with Laws.

(a) Each of the Company and the Subsidiaries has conducted, and is conducting, its business and operations in compliance in all material respects with all applicable Laws. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity or other Person alleging any such noncompliance with any applicable Law. Neither the Company nor any Subsidiary has any liability for failure to comply with any Law and, to the knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such liability. Neither the Company nor any Subsidiary has conducted any internal investigation with respect to any actual, potential or alleged violation of any Law by any manager, member or other equity holder, officer or Company Employee or concerning any actual or alleged fraud.

(b) Without limitation of the foregoing Section 3.18(a), each of the Company and the Subsidiaries is in compliance with all applicable rules, regulations and guidelines of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), the National Credit Union Administration (NCUA), the Office of the Comptroller of the Currency (OCC), the Consumer Financial Protection Bureau (CFPB) and the Federal Financial Institutions Examination Council, and each deficiency identified in any audit conducted pursuant to any such rule, regulation or guideline has been fully remediated by the Company or the applicable Subsidiary without liability to the Company or any Subsidiary.

3.19 Unlawful Payments. The Company and the Subsidiaries are and have been in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which the Company or any Subsidiary has conducted its business (collectively, “Anti-Bribery Laws”). Neither the Company nor any Subsidiary has received any written communication from any Governmental Entity that alleges that the Company or any Subsidiary, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company or any Subsidiary. Neither the Company nor any Subsidiary has made or anticipates making any disclosures to any Governmental Entity for potential violations of Anti-Bribery Laws. None of the Company and the Subsidiaries’ current or former Representatives is currently an officer, agent or employee of a Governmental Entity. Neither the Company nor any Subsidiary nor any of their respective current or former Representatives has directly or indirectly offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether or not owned by a Governmental Entity), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office.

3.20 Customers and Suppliers. Section 3.20 of the Company Disclosure Schedule Discloses (a) each customer of the Company or any Subsidiary and (b) each supplier that is the sole supplier of any significant product or service to the Company or any Subsidiary.

3.21 Certain Business Relationships With Affiliates. Other than the Buyer, no Affiliate of the Company or any Subsidiary, directly or indirectly, (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary. Section 3.21 of the Company Disclosure Schedule Discloses any transactions or relationships between the Company or any Subsidiary and any Affiliate thereof that occurred or have existed since inception.

3.22 Personal Information Protection. The Company and each of the Subsidiaries has complied in all material respects with Laws applicable to the Company or any of its Subsidiaries governing the use, collection, disclosure, and retention of Personal Information, as well as any contract pursuant to which Personal Information was provided to the Company or such Subsidiary and the privacy policies of the Company or such Subsidiary, including any such Laws, contractual requirements or privacy policies related to information processing. All required consents for the use, collection, disclosure and retention of Personal Information have been obtained. As used herein, “Personal Information” means information at any time in the possession or under the control of the Company or any of the Subsidiaries regarding any Person, including personally identifiable information (such as a Person’s name, address, telephone number or email address) and demographic information (including gender, zip code and year of birth) with respect to any natural person and other personally identifiable information. The Company and each Subsidiary maintains a written privacy policy governing its use, collection, disclosure, and retention of Personal Information. The complete text of all such current and recent privacy policies has been made available to the Buyer. The current privacy policies are made accessible to any Persons providing Personal Information to the Company or its Subsidiaries. No Person, other than any Person authorized by the Company or a Subsidiary (including any authorized customer), has been provided or obtained, including through unauthorized access, any Personal Information collected, used, stored, maintained, transmitted, processed, disclosed or disposed of by the Company or any Subsidiary. Neither the Company nor any Subsidiary has been legally required to provide any notices to any third party (including any data owner or any Governmental Entity) in connection with a disclosure of Personal Information or information processing. No claims have been asserted in writing or, to the Company’s Knowledge, threatened, with respect to the receipt, collection, use, storage, maintenance, transmission, processing, disclosure or disposal of Personal Information by the Company or any of the Subsidiaries. The Company and each Subsidiary has implemented and maintains a comprehensive security plan that (a) identifies internal and external risks to the security of the Personal Information; (b) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; and (c) maintains notification procedures in compliance in all material respects with applicable Laws in the case of any breach of security compromising data containing Personal Information. The computer systems of the Company and the Subsidiaries, including external communication systems, are configured in accordance with and perform in compliance in all material respects with all applicable Laws. The Company and the Subsidiaries have compiled written policy guidelines for all parties with access to their respective computer systems regarding use thereof, including use of the Internet and e-mail and, to the Company’s Knowledge, such policy guidelines have been and are being complied with in all material respects.

3.23 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and to the Knowledge of the Company are current and collectible in the Ordinary Course of Business (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet.

3.24 Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.25 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

3.26 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement Disclosed in the Company Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

3.27 Disclaimer of Additional Representations and Warranties. Except for the representations and warranties of the Company expressly set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

(b) Subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement, nor the performance by the Buyer or the Transitory Subsidiary of their respective obligations hereunder, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby, will (i) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (ii) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other agreement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets, except in the case of the foregoing clauses (iii) and (iv) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations and violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

4.3 Brokers’ Fees. None of the Buyer, the Transitory Subsidiary or any Affiliate of the Buyer has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.4 Availability of Funds. The Buyer has available and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Operation of Business. Except as expressly contemplated by this Agreement, during the Pre-Closing Period, the Company shall, and shall cause each Subsidiary to, conduct its operations only in the Ordinary Course of Business and in compliance with all applicable Laws and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it and continue the timely payment of its accounts payable. Without limiting the generality of the foregoing, during the Pre-Closing

Period the Company shall not, and shall cause each Subsidiary not to, without the prior consent, either written or by electronic mail, of the Buyer:

(a) issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the exercise or conversion of shares of Company Preferred Stock, Company Options or Company Warrants outstanding on the date hereof, in each case solely to the extent reflected on the Allocation Schedule as in effect as of the date hereof), or amend any of the terms of (including the vesting of) any Company Options, Company Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements in place on the date of this Agreement and providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company or any Subsidiary);

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any Indebtedness (except, solely for purposes of Section 3.6, for Indebtedness related to borrowed money outstanding on the date hereof); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

(d) except as set forth in Section 5.1(d) of the Company Disclosure Schedule, (i) adopt, enter into, terminate or amend any employment, severance, retention, or change in control plan, agreement or arrangement, any Company Plan or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant; provided that the Company may pay employee bonuses not to exceed $350,000, with such bonuses being paid in full at or prior to Closing, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Equity Awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any Company Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of equity or equity-based compensation, or remove existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan other than payment of premiums due or contributions owed in the Ordinary Course of Business;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than (solely for purposes of Section 3.6) the purchase or disposition of immaterial amounts of goods and services used or consumed by the Company in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Lien;

(g) discharge or satisfy any Lien or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its Organizational Documents;

(i) sell, assign, transfer, license or sublicense any Company Intellectual Property, except (solely for purposes of Section 3.6) for non-exclusive licenses granted to customers in the Ordinary Course of Business;

(j) change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(k) make or change any Tax election, change an annual accounting period, file any income or other material amended Tax Return, enter into any closing agreement with respect to Taxes, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax outside the Ordinary Course of Business;

(l) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, applicable Law or any contract or agreement of a nature required to be Disclosed in Section 3.11(b), Section 3.12 or Section 3.13 of the Company Disclosure Schedule (except, solely for purposes of Section 3.6, for any amendment, termination or waiver that is disclosed in the Disclosure Schedule and was entered into or executed in the Ordinary Course of Business);

(m) make or commit to make any capital expenditure in excess of $5,000 per item or $20,000 in the aggregate;

(n) institute or settle any Legal Proceeding;

(o) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied;

(p) fail to take any action necessary to preserve the validity of any Company Intellectual Property or Permit; or

(q) agree in writing or otherwise to take any of the foregoing actions.

In addition, during the Pre-Closing Period, the Company shall and shall cause each Subsidiary to (A) accept customer orders in the Ordinary Course of Business, and (B) continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any Indebtedness, if any, in existence as of the date of this Agreement.

5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL PRE-CLOSING AGREEMENTS

6.1 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, through any officer, director, employee, agent or representative or otherwise, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Subsidiary, (ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the shares of Company Stock to any party (other than the Buyer or its representatives) or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyer or its representatives) concerning any such transaction.

(b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in Section 6.1(a) were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in Section 6.1(a), the Company shall, within one (1) Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

6.2 Stockholder Consent or Approval.

(a) As expeditiously as possible following the execution of this Agreement, the Company shall ensure that each of the Company Equityholders has been delivered the Information Statement. The Information Statement includes (i) a summary of the Merger and this Agreement (which summary includes a summary of the terms relating to the indemnification obligations of the Company Equityholders and the authority of the Company Equityholder Representative, and a statement that the adoption of this Agreement by the Company

Equityholders shall constitute approval of such terms) and (ii) a statement that appraisal rights are available for the shares of Company Stock pursuant to Section 262 of the DGCL and a copy of such Section 262. As expeditiously as possible following the execution of this Agreement, and in any event within twelve (12) hours after the execution of this Agreement, the Company shall use Reasonable Best Efforts to secure and cause to be filed with the Company consents from Company Stockholders necessary to secure the Company Stockholder Approval, which consents shall be in the form attached hereto as Exhibit B. As expeditiously as possible following the receipt of the Company Stockholder Approval, the Company shall deliver to the Buyer a certificate executed on behalf of the Company by its Secretary and certifying that the Company Stockholder Approval has been obtained.

(b) The Company, acting through its Board of Directors, shall include in the Information Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c) The Company shall ensure that the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Information Statement).

(d) The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.3 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each Subsidiary to) afford the officers, attorneys, accountants, tax advisors, lenders and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all personnel, offices, properties, books and records, stockholders, customers, suppliers and partners of the Company and the Subsidiaries, so that the Buyer may have reasonable opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiaries, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Company shall (and shall cause each Subsidiary to) furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request.

6.4 Closing Efforts; Legal Conditions to the Merger; Third-Party Consents.

(a) Each of the parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) each of their respective representations and warranties remain true and correct through the Closing Date and (ii) the conditions to the obligations of the other parties to consummate the Merger are satisfied.

(b) Each party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(c) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be Disclosed in the Company Disclosure Schedule.

6.5 Public Disclosure. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that (a) the Buyer may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing party shall advise the Company and provide it with a copy of the proposed disclosure prior to making the disclosure, to the extent permitted by applicable Law) and (b) the Buyer and its Affiliates shall not be bound by the provisions of this Section 6.5 following the Closing Date.

6.6 Notification of Certain Matters. During the Pre-Closing Period, the Company shall promptly deliver to the Buyer notice (including a reasonably detailed description) of any fact, circumstance or development that constitutes (or would reasonably be expected to constitute or result in) any breach of any representation, warranty or covenant set forth herein, any material misstatement in or omission from the Information Statement or the Company Disclosure Schedule or the non-satisfaction of any condition set forth in Article VII. No such notice shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty, covenant or condition in this Agreement, the Information Statement or the Company Disclosure Schedule.

6.7 280G Covenant. In connection with the solicitation of the Company Stockholder Approval, the Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish the disqualified individual’s right to the payment or other compensation if approved by the Company Stockholders, and the Company shall obtain any required waivers or consents from the disqualified individual prior to the vote. In addition, the Company shall provide adequate disclosure to Company Stockholders that hold voting Company Stock of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. The Buyer and its counsel shall be given an adequate opportunity to review and comment on all documents required to be delivered to the Company Stockholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reflect all comments of the Buyer or its counsel thereon. Buyer and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote.

6.8 FIRPTA. Prior to the Closing, the Company shall deliver to the Buyer a certification that the shares of Company Stock are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the Internal Revenue Service, in accordance with Treasury Regulations under Sections 897 and 1445 of the Code.

6.9 Employees.

(a) To the extent permitted under the terms of the Buyer’s employee benefits plans, from and after the Effective Time, the Buyer will, or will cause the Surviving Corporation to, recognize the prior service with the Company or the Subsidiaries of each individual who is a current Company Employee as of the Effective Time (“Continuing Employee”) in connection with all employee benefit plans of the Buyer in which Continuing Employees are eligible to participate following the Effective Time, for purposes of eligibility and vesting (but not for purposes of benefit accruals or benefit amounts or to the extent that such recognition would result in duplication of benefits). To the extent permitted under the terms of the Buyer’s employee benefits plans, from and after the Effective Time, the Buyer will use Reasonable Best Efforts to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable, taking into account service with the Company) under any group health, dental, or vision plans of the Buyer to be waived with respect to Continuing Employees and their eligible dependents.

(b) Section 6.9 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Company Employee, any participant in any Company Plan or any beneficiary or trustee thereof. Section 6.9(a) does not apply to any Company Employees outside the United States or covered by any collective bargaining agreement or other employee representation agreement. Nothing contained in this Agreement (express or implied) (i) is intended to require Buyer to establish or maintain any specific Employee Benefit Plan for any length of time, (ii) is intended to create a Company Plan or any Employee Benefit Plan or amend any of the foregoing, (iii) is intended to confer upon any individual any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or (iv) shall be construed to indicate existence of employment relations between Company and any of its service providers (including contractors and consultants). Notwithstanding anything to the contrary in this Agreement, the parties do not intend for this Section 6.9 to create any rights or obligations except between the parties hereto. No Company

Employee, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against the Buyer, the Surviving Corporation, any Subsidiary or any of their respective Affiliates under this Section 6.9.

6.10 Tax Matters. Unless otherwise required by applicable Law, from and after the Closing, Acquirer and its Affiliates shall not, and shall not cause or permit the Surviving Corporation to, amend any Tax Return of the Company filed prior to the Closing Date with respect to any Pre-Closing Tax Period, if such action could form the basis of a claim for indemnification pursuant to Article VIII or affect the tax liability of the Company Securityholders, without the prior written consent of the Representative (which shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a) the Company shall have provided Buyer with evidence reasonably satisfactory to the Buyer that the Company has completed the financial audit for each of the fiscal years ended December 31, 2018 and 2017, certified without qualification by Armanino LLP, the Company’s independent public accountants, the cost of which audit shall be paid by the Buyer;

(b) all representations and warranties of the Company forth in this Agreement, individually and in the aggregate, shall be true and correct in all material respects as of the date hereof and as of the Closing as though made as of the Closing;

(c) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) there shall have occurred no Change that, individually or taken together with all other Changes, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(e) no judgment, order, decree, stipulation or injunction shall be in effect, and no Legal Proceeding shall be pending or shall have been threatened, that would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect;

(f) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

(g) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary), in each case, which shall not for any purpose be considered resignations by any such individuals from employment with the Company or its Subsidiaries except as the Buyer may otherwise direct;

(h) the Buyer shall have received pay-off letters in form and substance satisfactory to the Buyer duly executed by each Person to whom any Closing Indebtedness, whether or not due, is owed, including wire transfer instructions for the payment of such Closing Indebtedness to each such Person and a complete release of all Liens, liabilities and other obligations with respect to such Closing Indebtedness, effective upon the discharge of such Closing Indebtedness at the Closing;

(i) the Buyer shall have received estoppel certificates from each lessor under each Lease consenting to the acquisition of the Company by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against the Company or any Subsidiary under such Lease;

(j) (i) the employment agreements between the Buyer and each of the individuals listed on Schedule 7.1(j) shall be in full force and effect and (ii) each of the Company Employees named therein shall not have terminated, and shall not have provided notice of their intent to terminate, employment with the Company;

(k) the Buyer shall have received a counterpart of the Buyer’s standard proprietary and confidential information, developments and non-solicitation agreement executed by each person named on Schedule 7.1(k);

(l) the Buyer shall have received evidence that this Agreement and the Merger have received the Company Stockholder Approval;

(m) the Buyer shall have acquired the Company Stock owned by Brian Stone in accordance with the terms of a Stock Purchase and Vesting Agreement in the form attached hereto as Exhibit F; and

(n) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

7.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company and the Company Equityholder Representative:

(a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent any such inaccuracies, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect;

(b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing; and

(c) the Buyer shall have delivered to the Company Equityholder Representative the Buyer Certificate.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by the Company Equityholders. The Company Equityholders shall, severally (based on each Company Equityholder’s Pro Rata Share), and not jointly, defend and indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by any Buyer Indemnified Party (regardless of whether such Damages relate to any Third Party Action) resulting from or constituting any fraud (meaning fraud with scienter), intentional misrepresentation or willful breach on the part of the Company or (on a several and not joint basis) any Company Equityholder with respect to or of the representations, warranties or covenants of the Company set forth in this Agreement (the “Covered Claims”).

8.2 Indemnification Claims.

(a) The Buyer shall give written notification to the Company Equityholder Representative of the commencement of any Third Party Action that is a Covered Claim. Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Buyer) the facts constituting the basis for such Third Party Action, the amount of the claimed damages and the basis for why such claim is a Covered Claim. No delay or failure on the part of the Buyer in so notifying the Company Equityholder Representative shall relieve the Company Equityholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Company Equityholder Representative may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided that (i) the Company Equityholder Representative may only assume control of such defense if (A) it acknowledges in writing to the Buyer on behalf of all of the Company

Equityholders that any damages, fines, costs or other liabilities that may be assessed against the Buyer in connection with such Third Party Action constitute Damages for which the Buyer shall be indemnified pursuant to this Article VIII, (B) the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the applicable limitations on liability set forth in Section 8.4, and (C) an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Buyer or the business, operations or future conduct of the Buyer and (ii) the Company Equityholder Representative may not assume control of the defense of any Third Party Action involving Taxes, any Governmental Entity or criminal liability or in which equitable relief is sought against the Buyer or any of its subsidiaries. If the Company Equityholder Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Buyer with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Buyer controls the defense of such Third Party Action pursuant to the terms of this Section 8.2(a) or (ii) the Company Equityholder Representative assumes control of such defense and the Buyer reasonably concludes, based on the advice of counsel, that the Company Equityholders and the Buyer have conflicting interests or different defenses available with respect to such Third Party Action. Neither the Company Equityholders nor the Company Equityholder Representative shall agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer shall not be required if the Company Equityholder Representative, on behalf of all of the Company Equityholders, agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer from further liability and has no other adverse effect on the Buyer. Except as provided in Section 8.2(e), the Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Company Equityholder Representative, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VIII, the Buyer shall deliver a Claim Notice to the Company Equityholder Representative.

(c) Within 20 days after delivery of a Claim Notice, the Company Equityholder Representative shall deliver to the Buyer a Response, in which the Company Equityholder Representative, on behalf of all of the Company Equityholders, shall: (i) agree that the Buyer is entitled to receive all of the Claimed Amount, (ii) agree that the Buyer is entitled to receive the Agreed Amount or (iii) dispute that the Buyer is entitled to receive any portion of the Claimed Amount. If no Response is delivered by the Company Equityholder Representative within such 20-day period, the Company Equityholders shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer. The Company Equityholder Representative may not contest the payment of all or a portion of the Claimed Amount, except to the extent it believes in good faith that the Claimed Amount, or the contested portion thereof, does not constitute Damages for which the Buyer is entitled to indemnification under this Article VIII. Acceptance by the Buyer of partial payment of any Claimed Amount shall be without prejudice to the Buyer’s right to claim the balance of any such Claimed Amount.

(d) Any Dispute shall be resolved in accordance with Section 12.10.

(e) Notwithstanding the other provisions of this Section 8.2, if a third party asserts (other than by means of a lawsuit) that any Buyer Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which a Buyer Indemnified Party may be entitled to indemnification pursuant to this Article VIII, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Company Equityholder Representative or the Company Equityholders; provided that the Buyer shall use commercially reasonable efforts to limit the potential Damages resulting from the fulfillment of such obligation, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VIII, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VIII, for any such Damages for which it is entitled to indemnification pursuant to this Article VIII (subject to the right of the Company Equityholder Representative, on behalf of the Company Equityholders, to dispute the applicable Buyer Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VIII). For purposes of clarity, any obligation satisfied by Buyer pursuant to this Section 8.2(e) without the written consent from the Company Equityholder Representative shall not be determinative of the whether Buyer is entitled to indemnification hereunder for such obligations or the amount of any indemnifiable Damages to which Buyer may be entitled.

(f) Without limitation of Section 2.4, the Company Equityholder Representative shall have full power and authority on behalf of each Company Equityholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Equityholders under this Article VIII. The Company Equityholder Representative shall have no liability to any Company Equityholders for any action taken or omitted on behalf of the Company Equityholders pursuant to this Article VIII.

8.3 Survival Period.

(a) All representations and warranties of the Company and Buyer and the Transitory Subsidiary set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the date twenty-four (24) months following the Closing Date, which shall be their expiration date. The agreements and obligations of the Company and the Buyer and the Transitory Subsidiary under this Agreement that by their terms are to be performed after the Closing shall survive until fully performed and discharged, but if not earlier expired in accordance with their terms, such covenants shall expire on the date twenty-four (24) months following the Closing Date.

(b) If, and only if, the Buyer delivers to the Company Equityholder Representative, before the date twenty-four (24) months following the Closing Date, either a Claim Notice based upon a Covered Claim or an Expected Claim Notice based upon a Covered Claim, then the applicable Covered Claim shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Company Equityholder Representative.

8.4 Limitations.

(a) The following limitations shall apply to the indemnification obligations of the Company Equityholders pursuant to Section 8.1(a):

(i) the indemnification obligations of the Company Equityholders under Section 8.1(a) shall be limited to the Aggregate Closing Consideration; and

(ii) the total, aggregate indemnification obligation of any single Company Equityholder shall not exceed the total amount actually received by such Company Equityholder under this Agreement (provided that this limitation shall not apply to any Covered Claim where such Company Equityholder has caused the Covered Claim by their own fraud (meaning fraud with scienter), intentional misrepresentation or willful breach).

(b) Notwithstanding anything to the contrary in this Agreement, solely for purposes of determining the amount of Damages for which any Buyer Indemnified Party may be entitled to indemnification under this Article VIII, each such representation or warranty of the Company set forth in Article III (other than the representations and warranties set forth in clause (a) of Section 3.6 and in Section 3.26) shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Company Material Adverse Effect).

(c) The indemnification rights of the Buyer under this Article VIII shall be the sole and exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Company and its Subsidiaries are not making and shall not be construed to have made, and the Company Equityholders shall not have any liability or indemnification obligation (i) with respect to the amount or availability of any net operating losses, tax credits, tax basis, or other tax attribute (or the ability of any Buyer Indemnified Partner or any of their affiliates to utilize any tax asset or attribute in any tax period or portion thereof (including any straddle period) beginning on or after the Closing Date, (ii) resulting from any election made under Section 338 or Section 336 of the Code with respect to the Merger, (iii) with respect to any Taxable period (or portion thereof) beginning on or after the Closing Date (except with respect to a breach of the representations or covenants in Section 3.9(e) or (f) or Section 6.7) or (iv) resulting from any action taken by the Company or its Subsidiaries after the Closing on the Closing Date outside the Ordinary Course of Business.

ARTICLE IX

OTHER POST-CLOSING AGREEMENTS

9.1 Post-Closing Indemnification. The Surviving Corporation shall maintain, and not amend, repeal or otherwise modify any provisions of its certificate of incorporation or bylaws concerning indemnification and limitation of liability of directors, officers, fiduciaries or agents for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of persons who, prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of the Company, except to the extent required by applicable Law and except for any such change that would not affect the application of such provisions to acts or omissions of such individuals prior to the Closing. Notwithstanding anything to the contrary in the certificate of incorporation or bylaws of the Company, any Subsidiary or the Surviving Corporation, neither the Buyer nor any of its Affiliates (including, after the Closing, the Surviving Corporation and the Subsidiaries) shall have any obligation to indemnify, or otherwise have any liability to (by way of reimbursement, contribution or otherwise), any such person for or with respect to any matter for which any Buyer Indemnified Party is entitled to indemnification under Section 8.1 (without giving effect to any limitations, including as to time, survival periods, deductibles, thresholds, caps, knowledge or materiality qualifiers) and no exculpation provision in the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any Subsidiary shall be deemed to exculpate any such person from its obligations under this Agreement.

ARTICLE X

TERMINATION AND AMENDMENT

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 10.1(b) through 10.1(f), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after receipt of the Company Stockholder Approval:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its material obligations under this Agreement; or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a party if the issuance of such order, decree, ruling or the taking of such action was primarily due to the failure of such party to perform any of its material obligations under this Agreement; or

(d) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.1(c) or 7.1(d) not to be satisfied and (ii) shall not have been cured or waived within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Buyer if the Buyer or the Transitory Subsidiary is then in material breach of any representation, warranty or covenant set forth in this Agreement; or

(e) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied and (ii) shall not have been cured or waived within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to the Company if the Company is then in material breach of any representation, warranty or covenant set forth in this Agreement; or

(f) by the Buyer, if the Company Stockholder Approval shall not have been obtained within one (1) hour after the execution and delivery of this Agreement.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for damages for any willful breach on the part of the Buyer or the Company, as the case may be, including such party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement and (b) each of Section 5.2 (Confidentiality), this Section 10.2 (Effect of Termination), Section 10.3 (Fees and Expenses), Article XII (Miscellaneous) (in each case including the respective meanings ascribed to the related capitalized terms in Article XI (Definitions)) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 12.9 hereof in lieu of terminating this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. Each Company Stockholder shall be responsible for payment of all sales or transfer Taxes (including real property transfer Taxes) arising out of the conveyance of the shares of Company Stock owned by such Company Stockholder.

10.4 Amendment. Prior to the Effective Time, this Agreement may be amended by the Buyer and the Company, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Company Stockholder Approval, but, after receipt of the Company Stockholder Approval no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed (a) in the case of an amendment of any of Section 2.4, Section 2.6, Article VIII, Article IX, this Article X, Article XI and Article XII, on behalf of each of the parties hereto, and (b) in the case of an amendment of any other provision of this Agreement, on behalf of the Buyer and the Company.

10.5 Extension; Waiver. (a) At any time prior to the Effective Time, the Buyer and the Company, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; (b) any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party; (c) such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver; and (d) the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, each of the following terms has the meaning set forth below.

“Affiliate” means, with respect to a Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

“Aggregate Closing Consideration” means $2,750,000.

“Aggregate Common Stock Closing Consideration” means the Aggregate Closing Consideration, minus the Aggregate Series Seed Liquidation Amount.

“Aggregate Series Seed Liquidation Amount” means the Series Seed Liquidation Amount, multiplied by the number of shares of Company Series Seed Preferred Stock outstanding as of immediately prior to the Effective Time.

“Agreed Amount” means part, but not all, of the Claimed Amount.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation Schedule” means the schedule attached hereto as Exhibit C.

“Anti-Bribery Laws” has the meaning set forth in Section 3.19.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” means a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by an authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (a) and (b) of Section 7.2 is satisfied in all respects.

“Buyer Indemnified Parties” means the Buyer and its Affiliates (including, after the Closing, the Company, the Surviving Corporation and the Subsidiaries).

“Buyer Material Adverse Effect” means any Change that has a material adverse effect on the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate of Merger” means the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the DGCL.

“Change” means any change, event, circumstance or development.

“Claim Notice” means written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Buyer and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Buyer is entitled to indemnification under Article VIII for such Damages and a reasonable explanation of the basis therefor and why such claim is a Covered Claim, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Buyer in connection with a claim for indemnification pursuant to Article VIII that is a Covered Claim.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means (a) a date to be specified by the Buyer, which shall be no later than the date of the satisfaction or waiver of the conditions set forth in Article VII (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or (b) such other date as may be mutually agreeable to the Company and the Buyer.

“Closing Payment Certificate” means a certificate, signed by an executive officer of the Company on behalf of the Company, which sets forth a calculation of the Series Seed Liquidation Amount.

“COBRA” means the requirements for continuation health coverage under ERISA Section 601 et seq. and Section 4980B of the Code and any comparable state Laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” means a certificate delivered by the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the President and the Chief Financial Officer of the Company, to the effect that each of the conditions specified in clauses (a) through (n) of Section 7.1 is satisfied in all respects.

“Company Certificate of Incorporation” means, subject to Section 5.1(h), the certificate of incorporation of the Company, as amended or restated from time to time and in effect immediately prior to the Effective Time.

“Company Common Stock” means the common stock, $0.00001 par value per share, of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule provided by the Company to the Buyer on the date hereof.

“Company Employee” means any employee (whether current or former) of the Company or any Subsidiary or any employee (whether current or former) who is or was concurrently employed by the Company or any Subsidiary.

“Company Equityholder” means any holder of Company Stock or Company Equity Awards as of immediately prior to the Effective Time.

“Company Equityholder Representative” has the meaning set forth in the first paragraph of this Agreement.

“Company Equity Award” means each Company Option and any Company Restricted Stock Award outstanding as of immediately prior to the Effective Time.

“Company Financial Statements” means:

(a) the consolidated audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of and for each of the fiscal years ended December 31, 2018 and 2017, as certified without qualification by Armanino LLP, the Company’s independent public accountants; and

(b) the consolidated unaudited balance sheet and statement of income as of and for the three-month period ended March 31, 2019, and any financial statement delivered or required to be delivered pursuant to Section 6.3(b).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company’s Knowledge,” “Knowledge of the Company” and words of similar effect means the knowledge of Brian Stone, after due and reasonable inquiry.

“Company Licensed Intellectual Property” means all Intellectual Property that is, or is purported by the Company to be, licensed to the Company or any Subsidiary by any third party.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole, or (b) the ability of the Buyer to operate the business of the Company and the Subsidiaries immediately after the Closing; provided, however, that the following changes or effects after the date hereof shall be disregarded for purposes of determining whether a Company Material Adverse effect has occurred (unless, in the cases of the following clauses (i), (ii), (iii) and (v), any such change or effect (individually or in the aggregate) has a materially disproportionate adverse effect on the Company and the Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which the Company and the Subsidiaries conduct business: (i) changes after the date hereof in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes after the date hereof in Laws or interpretations thereof or changes after the date hereof in accounting requirements or principles; (iii) changes after the date hereof affecting industries, markets or geographical areas in which the Company or the Subsidiaries conduct their respective businesses; (iv) the announcement or pendency of this Agreement or the transactions contemplated hereby; (v) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof after the date of this Agreement; and (vi) any failure, in and of itself, by the Company and the Subsidiaries to meet any internal projections or forecasts (provided that the underlying event causing such failure shall not be excluded from such determination unless otherwise excluded hereunder). For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Option” means an option to purchase Company Common Stock issued by the Company pursuant to a Company Stock Plan.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported by the Company to be owned by the Company or any Subsidiary, in whole or in part.

“Company Owned Software” means all Software which is Company Owned Intellectual Property.

“Company Plan” means any Employee Benefit Plan in respect of any employees, independent contractors, directors, officers or shareholders of the Company or any Subsidiary that are sponsored or maintained by the Company or any Subsidiary with respect to which the Company or any Subsidiary has made or is required to make payments, transfers or contributions or has or may have any actual or potential liability.

“Company Preferred Stock” means the Company Series Seed Preferred Stock.

“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.

“Company Restricted Stock Award” means each award of restricted Company Common Stock that is unvested as of immediately prior to the Effective Time.

“Company Series Seed Preferred Stock” means the Series Seed preferred stock, $0.00001 par value per share, of the Company.

“Company Source Code” means the source code for any Company Owned Software included in the Customer Offerings or Internal Systems (excluding source code for Open Source Materials).

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Plans” means the Company’s 2016 Stock Plan.

“Company Stockholder” means each holder of Company Stock as of immediately prior to the Effective Time.

“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Merger by Company Stockholders holding (a) a majority of the Company Series Seed Preferred Stock outstanding as of immediately prior to the Effective Time and (b) a majority of the Company Stock outstanding as of immediately prior to the Effective Time.

“Company Warrant” means each warrant or other contractual right to purchase or acquire shares of Company Stock; provided, that Company Equity Awards shall not be considered Company Warrants.

“Competitive Business” means any business that competes, directly or indirectly, with any of the Company, the Surviving Corporation, the Buyer or any of their respective Affiliates.

“Contract” has the meaning set forth in Section 3.13(a).

“Continuing Employees” has the meaning set forth in Section 6.9(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 26, 2019, by and between the Company and the Buyer.

“Controlling Party” means the party controlling the defense of any Third Party Action.

“Covered Claims” has the meaning set forth in Section 8.1.

“Customer Offerings” means (a) the products (including Software and Documentation) that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future.

“Damages” means any and all claims, debts, obligations and other known liabilities , monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures). All calculations of any Buyer Indemnified Party’s Damages shall be reduced by any insurance proceeds actually received by any Buyer Indemnified Party in connection with the matter out of which such Damages arise.

“DGCL” means the Delaware General Corporation Law.

“Disclosed” (or any word or phrase of similar import) means, with respect to any information, that such information is responsive to the representation or warranty in question, is disclosed to the Buyer in the Company Disclosure Schedule with such reasonable explanation and in such detail as to enable the Buyer (after reasonable consultation and inquiry with and of appropriate members of its management, staff and professional advisers) to identify the nature, scope, magnitude and implications of the matter concerned, and is otherwise true, correct and complete.

“Dispute” means the dispute resulting if the Company Equityholder Representative in a Response disputes the liability of the Company Equityholders for all or part of a Claimed Amount.

“Dissenting Shares” means shares of Company Stock held as of the Effective Time by a Company Stockholder who has not voted such shares of Company Stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“DOL” means the United States Department of Labor.

“Effective Time” means the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger.

“Employee Benefit Plans” means all (a) “employee benefit plans,” as defined in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by ERISA Section 3(3) or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated at no cost to the Company and the Subsidiaries and do not include notice periods or retention or deal-based bonuses), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Environmental Law” means any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:    (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any warrant, purchase right, conversion right, exchange right or other agreement which would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” means a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VIII.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government.

“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the purchase price of property or other assets (including earnout, milestone and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts; and (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

“Information Statement” means a written proxy or information statement in the form attached hereto as Exhibit D containing the information prescribed by Section 6.2(a).

“Intellectual Property” means the following subsisting throughout the world:

(a)	Patent Rights;

(b)	Trademarks and all goodwill in the Trademarks;

(c)	copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)	mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e)

inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)

other proprietary rights relating to any of the foregoing (including remedies against past, present and future infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, Trademarks (other than unregistered trademarks, service marks and trade dress), registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide) used by the Company or any Subsidiary in their business or operations or to develop, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or any Subsidiary or hosted on behalf of the Company at a third party site.

“International Employee Plan” shall mean a Company Plan that is primarily subject to the Laws of a jurisdiction outside the United States.

“Law” means any United States federal, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” means any lease or sublease pursuant to which the Company or any Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” means any action, suit, proceeding (including administrative proceeding), claim, complaint, hearing, information request, notice of violation, arbitration, inquiry or investigation of or before any Governmental Entity or before any arbitrator.

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit E.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, (d) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which an adequate reserve has been established in accordance with GAAP on the Most Recent Balance Sheet, and (e) Liens created by licenses granted with respect to object code or online versions of Customer Offerings in the Ordinary Course of Business in any Intellectual Property.

“Litigation Matter” means any Legal Proceedings set forth in Section 3.14 of the Company Disclosure Schedule, other than any such Legal Proceeding with the Buyer.

“Lost Certificate Affidavit” has the meaning set forth in Section 2.7.

“Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” means the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Most Recent Balance Sheet” means the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” means March 31, 2019.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Non-controlling Party” means the party not controlling the defense of any Third Party Action.

“Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) as the business has been conducted during the three (3) years prior to the Closing Date.

“Outside Date” means May 31, 2019.

“Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Paying Agent” means U.S. Bank National Association, or another bank or trust company mutually acceptable to the Buyer and the Company.

“Paying Agent Agreement” means an agreement to be entered into at or prior to the Effective Time by the Paying Agent and the Buyer, governing the disbursement of the Payment Fund.

“Payment Fund” means the portion of the Aggregate Closing Consideration delivered to the Paying Agent pursuant to Section 2.1(d)(ii)(B).

“Per Share Common Stock Closing Consideration” means (a) the Aggregate Common Stock Closing Consideration divided by (b) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity or other entity.

“Personal Information” has the meaning set forth in Section 3.24.

“PPACA” has the meaning set forth in Section 3.17(e).

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement is terminated in accordance with its terms.

“Pro Rata Share” means, with respect to any shares of Company Stock, a fraction, (a) the numerator of which is the number of shares of Company Common Stock represented thereby or subject thereto (as applicable) as of immediately prior to the Effective Time (it being understood that the number of shares of Company Common Stock represented by a share of Company Preferred Stock shall be the number of shares of Common Stock issuable upon conversion thereof pursuant to the Company Certificate of Incorporation (assuming that such conversion occurred as of immediately prior to the Effective Time)), and (b) the denominator of which is the number of shares of Company Stock outstanding as of immediately prior to the Effective Time other than shares of Company Preferred Stock owned by Buyer, the Transitory Subsidiary or any other wholly-owned direct or indirect subsidiary of the Buyer as of immediately prior to the Effective Time (it being understood that the number of shares of Company Common Stock represented by a share of Company Preferred Stock shall be the number of shares of Common Stock issuable upon conversion thereof pursuant to the Company Certificate of Incorporation (assuming that such conversion occurred as of immediately prior to the Effective Time)).

“Reasonable Best Efforts” means best efforts, to the extent commercially reasonable.

“Representatives” means, with respect to any Person, such Person’s officers and directors (or persons holding comparable positions), employees, consultants, independent contractors, subcontractors, leased employees, volunteers, temporary workers, equityholders, accountants, legal and other representatives, agents, executors, heirs, successors and permitted assigns.

“Response” means a written response containing the information provided for in Section 8.2(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series Seed Liquidation Amount” has the meaning set forth in Section 2.1 of the Company Certificate of Incorporation, as calculated on a per share basis as of the Effective Time and set forth on the Closing Payment Certificate.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Surviving Corporation” means the Company, as the surviving corporation in the Merger.

“Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Third Party Action” means any Legal Proceeding by a Person other than a party for which indemnification may be sought by the Buyer under Article VIII.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Bonus Plan” means any bonus plan implemented by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement.

“Transitory Subsidiary” has the meaning set forth in the first paragraph of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Transitory Subsidiary or (after the Effective Time) the Company, to:

Bottomline Technologies (de), Inc.

325 Corporate Drive

Portsmouth, NH 03801

Attention:    Vice President and Global Controller

Telecopy:    (603) 501-4090

with a copy to:

Bottomline Technologies (de), Inc.

325 Corporate Drive

Portsmouth, NH 03801

Attention:    General Counsel

Telecopy:    (603) 501-4090

if (prior to the Effective Time) to the Company, to:

Banksight Software Systems, Inc.

c/o Regus

75 Broadway

Suite 202

San Francisco, CA 94011

Attention:    Brian Stone

Telecopy:  (415) 867-4659

E-Mail: brian.stone@banksight.com or

                bdstone1@gmail.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Bush Plaza

Suite 1200

Seaport Boulevard

Redwood City, CA 94063

Attention:    Brian C. Patterson

Telecopy:    (650) 618-3232

if to any Company Equityholder or the Company Equityholder Representative, to:

Banksight Software Systems, Inc.

c/o Regus

75 Broadway

Suite 202

San Francisco, CA 94011

Attention:    Brian Stone

Telecopy:  (415) 867-4659

E-Mail: brian.stone@banksight.com or

                bdstone1@gmail.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

12.2 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

12.3 Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except that the Buyer Indemnified Parties shall be third-party beneficiaries of Article VIII.

12.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer or the Transitory Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of their Affiliates; provided, that such transfer or assignment shall not relieve the Buyer or the Transitory Subsidiary of its primary liability for its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Buyer or the Transitory Subsidiary. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

12.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.6 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.

12.7 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this

Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law include any rules, regulations and delegated legislation issued thereunder; and (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP. When reference is made in this Agreement to information that has been “made available” to the Buyer, that shall consist of only the information that was (i) contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the date of this Agreement or (ii) delivered to the Buyer or its counsel. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. If any date on which a party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

12.9 Remedies.

(a) Except as otherwise provided in Section 8.4(h) with respect to the period from and after the Closing, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

12.10 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.1. Nothing in this Section 12.10, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

BUYER:

ATTEST/WITNESS:	BOTTOMLINE TECHNOLOGIES (DE), INC.

Signature: /s/ Kate Faust	By: /s/ Eric K. Morgan

Name: Kate Faust	Name: Eric K. Morgan

Title: Executive Vice President, Global Controller

TRANSITORY SUBSIDIARY:

ATTEST/WITNESS:	ENGAGEMENT ACQUISITION CORP.

Signature: /s/ Kate Faust	By: /s/ Eric K. Morgan

Name: Kate Faust	Name: Eric K. Morgan

Title: Executive Vice President, Global Controller

COMPANY:

ATTEST/WITNESS:	BANKSIGHT SOFTWARE SYSTEMS, INC.

Signature:_______________________	By: /s/ Brian Stone

Name:__________________________	Name: Brian Stone

Title: President

COMPANY EQUITYHOLDER REPRESENTATIVE:

Solely for purposes of being bound by Section 2.4, Section 2.6, Article VIII, Article IX, Article X, Article XI and Article XII and solely in his capacity as the Company Equityholder Representative

By: /s/ Brian Stone

Name: Brian Stone